Exhibit(4)(i)

AMERICAN FAMILY LIFE INSURANCE COMPANY

6000 AMERICAN PKWY

MADISON, WISCONSIN 53783-0001

888 428 5433

GUARANTEED PURCHASE OPTION RIDER FOR THE PRIMARY INSURED

Flexible Premium Variable Universal Life Insurance

This rider is attached to and becomes part of the policy. All conditions and provisions of the policy apply to this rider unless changed by this rider.

DEFINITIONS

The following are key words used in this rider. When these words are used they are in bold type. As you read this rider you can refer to this section for the definition. Other key words that appear in this rider in bold type are defined in the policy to which this rider is attached

Additional Insurance Coverage. Any increase in specified amount or any plan of insurance we offer at the time of a Regular or Alternative Option Date.

Regular Option Date. Each policy date that is nearest the date the primary insured reaches attained age 25, 28, 31, 34, 37, or 40.

Alternate Option Date. The date of:

1.	the primary insured’s marriage;

2.	the birth of a living child to the primary insured;

3.	the final completion of legal adoption of a child by the primary insured.

Rider Benefit Amount. The benefit amount on the life of the primary insured, shown on the schedule or on an endorsement or amendment.

Rider Date. The date shown on the schedule or on an endorsement or amendment that this rider takes effect and that determines each:

1.	rider year;

2.	rider anniversary; and

3.	rider month

Rider Termination Date. The rider anniversary date nearest the primary insured’s attained age 40 as shown on the schedule or on an endorsement or amendment.

GENERAL PROVISIONS

Benefit. The owner may purchase additional insurance coverage on the life of the primary insured on a regular or alternate option date up to a combined maximum of six regular and alternate option dates. The additional insurance coverage will be issued:

1.	without evidence of insurability;

2.	with an underwriting class that is no less favorable than the underwriting class in effect on the policy date;

3.	at the rate then in effect for the primary insured’s attained age; and

4.	without this rider.

Conditions. Each purchase of additional insurance coverage is subject to the following:

1.	this rider must be in force;

2.	we must receive the application and the first premium for the additional insurance coverage at our home office within 60 days before the regular option date or within 31 days after the regular or alternate option date;

3.	the amount of the additional insurance coverage purchased on any one option date must be at least $15,000 and must not exceed the rider benefit amount;

4.	the additional insurance coverage may include other riders.

Our rules then in effect will apply to these riders and we may require evidence of insurability;

5.	we may include in the additional insurance coverage the same provisions:

a.	to limit death or disability benefits that are in the policy;

b.	that we include in policies of the same plan and amount then being issued to persons of the same underwriting class and attained age of the primary insured;

6.	the additional insurance coverage will be effective on the regular option date or the monthly deduction day on or after the alternate option date. Our liability will not begin until the later of:

a.	the regular or alternate option date; or

b.	the date we receive the application and the first premium for the additional insurance coverage.

If an alternate option date is used to purchase the additional insurance coverage under this rider, it cancels the right to use the next regular option date if such next regular option date has not been canceled by the use of an alternate option date. If such regular option date has been canceled by the use of an alternate option date, then the next succeeding regular option date will be canceled. The right to purchase additional insurance coverage as of any regular or alternate option date will expire if not used.

Cost of the Rider. The monthly cost of this rider is a based on a rate per thousand of the rider benefit amount.

Incontestability, Reinstatement and Suicide. The Incontestability, Reinstatement and Suicide provisions of the policy are, for the purpose of this rider measured from the rider date.

We may contest the validity of this rider at any time on the grounds of fraudulent misrepresentation.

Rider Termination. This rider terminates at 12:00 AM on the earliest of:

1.	the rider termination date;

2.	the date the policy terminates subject to its conditions and provisions; or

3.	the date the policy is surrendered by the owner.

The owner may cancel this rider by sending a written request to us, at our home office. Cancellation takes effect on the monthly deduction day following the date we receive the request, unless a later date is requested.

JACK SALZWEDEL	JAMES ELDRIDGE
PRESIDENT	SECRETARY

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